                                                                    EXHIBIT 10.8


                               DATED 26 JUNE 2002



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                                SUPPLY AGREEMENT

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                                SUPPLY AGREEMENT

This Agreement is made and entered into the 26th day of June 2002.

BETWEEN

STMicroelectronics, N.V., a Dutch Corporation, having its registered office at Strawinskylaan 1725, Tower B - 17th floor, 1077 XX Amsterdam, The Netherlands, acting for the purpose of this Agreement through its Swiss branch, ICC - Bloc A, Route de Pre-Bois 20, 1215 Geneva 15, Switzerland ("Purchaser")

AND

AMI Semiconductor Belgium BVBA, a Belgian company, having its registered office at Westerring 15, B-9700 Oudenaarde, Belgium ("Supplier")

WHEREAS, Pursuant to the terms and conditions of a Business Purchase Agreement (the "BPA"), dated 8 May, 2002 among Purchaser, Supplier, and AMI Semiconductor Inc. ("AMI"), Purchaser and Alcatel Microelectronics N.V., a Belgian company ("AME"), are contemporaneously with the execution and delivery of this Agreement selling to Supplier the Mixed Signal Business (the "MSB" as defined in the BPA) of AME;

WHEREAS, as an enticement for Supplier and AMI to enter into the BPA, Supplier and AMI have requested that Purchaser load the manufacturing site located in Oudenaarde acquired by Supplier under the terms of the BPA by placing with Supplier a certain amount, in Value (as defined below), of purchase orders for Products (as defined herein) over the Initial Term (as defined herein) of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows.

1        DEFINITIONS

         Unless the provisions of this Agreement otherwise provide, the following capitalised terms when used in this Agreement shall have the meaning set out below.

1.1 "Affiliate(s)" of a party means a Person owning or controlling a party, or under the same ownership or control as a party, or owned or controlled by a party, but only so long as such ownership or control exists. Ownership or control shall exist through the direct or indirect: (i) ownership of more than 50% of the Equity Interests and of the


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         Equity Interests generally entitled to vote on matters submitted to holders of Equity Interests, or (ii) the right by any other means to elect or appoint a majority of directors, or Persons performing similar functions.

1.2 "Agreement" shall mean this Supply Agreement, together with all schedules attached hereto, as the same may be amended from time to time, as permitted herein.

1.3      "AMI" shall mean AMI Semiconductor Inc., a Delaware corporation.

1.4 "Blanket Purchase Order" shall mean a purchase order to which requirements for Products shall be added on a weekly basis by means of Weekly Forecasts in accordance with Section 5.1.

1.5 "Business Day" shall mean any day on which banks are generally open for business in London, Brussels, Paris and New York.

1.6      "Completion Date" shall have the meaning ascribed to it in the BPA.

1.7 "Contract Periods" shall mean the First Contract Period, the Second Contract Period, the Third Contract Period, the Fourth Contract Period, the Fifth Contract Period, the Sixth Contract Period, the Seventh Contract Period and the Eighth Contract Period, collectively, each of which being a Contract Period.

1.8      "Cycle Time" shall have the meaning set forth on Schedule 5 hereof.

1.9 "Designs" shall mean all designs, test tapes, data base tapes, data, information and technical and other expertise belonging to Purchaser and/or its Subsidiaries relating to the manufacture of Products and which are required by Supplier to enable Supplier to set up its manufacturing process and to manufacture the Products.

1.10 "Die Form" shall mean a Product in a preliminary stage of manufacturing which consists of a slice or slices of silicon upon which integrated circuits have been electrically tested and which may or may not have been cut into individual integrated circuits or dice.

1.11     "Effective Date" shall mean the Completion Date as defined in the BPA.

1.12 "Eighth Contract Period" shall mean the three (3) month period beginning on the calendar day immediately following the last day of the Seventh Contract Period.


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1.13     "Equity Interests" shall mean capital stock, share capital, ordinary or preference shares, common or preferred stock, general or limited partnership interests, limited liability company interests or any other interests in any Person entitling the holder thereof to share in the profits or liquidation value of a Person.

1.14 "Fifth Contract Period" shall mean the three (3) month period beginning on the calendar day immediately following the last day of the Fourth Contract Period.

1.15 "Finished Form" shall mean a Product that has been wafer tested, packaged, final tested, and is in a form ready for shipment.

1.16 "First Contract Period" shall mean the three (3) month period beginning on the Effective Date.

1.17 "Foundry" shall mean the facility located at Oudenaarde, Belgium being acquired by Supplier pursuant to the BPA, or, as may be mutually agreed in writing by the parties on a case-by-case basis (i.e., for each given Product), any other facility operated by or for AMI or any of its Subsidiaries.

1.18 "Fourth Contract Period" shall mean the three (3) month period beginning on the calendar day immediately following the last day of the Third Contract Period.

1.19 "Hot Lot" shall mean Lots ordered with a Hot Lot Cycle Time, as defined on Schedule 5.

1.20     "Lot" shall mean a single batch of wafers.

1.21 "Initial Term" shall mean the period commencing on the Effective Date and ending on the second anniversary of the Effective Date, which, for the avoidance of doubt shall be the last day of the Eighth Contract Period.

1.22 "Make Whole Amount" shall mean an amount equal to the applicable Shortfall Amount minus the variable costs which would have been incurred if Purchaser had ordered that amount of Products equal to the Shortfall Amount; provided that, such variable costs shall be computed as if Purchaser had ordered Products in the same proportion among the different types of Products as were actually purchased by Purchaser hereunder during the Contract Period in which the Shortfall Amount occurred and the immediately prior Contract Period (or prior to the commencement of the Second Contract Period since the Effective Date) or if no Products were purchased during such Contract Periods


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         variable costs shall be calculated as if Purchaser had ordered Products in the proportion of the most recent Forecast. For purposes of this definition "variable costs" shall be the amount for each Product (excluding First Products, as defined below) to be agreed by the parties in good faith and based on a case-by-case detailed analysis of the actual cost structure of each given Product. With respect to the First Products, "variable costs" shall be replaced by an amount equal to twenty percent (20%) of the price for the applicable First Product. The parties acknowledge that this replacement amount does not necessarily reflect the variable costs of such First Products. "First Products" shall mean those Products listed in Schedule 1 as of the Effective Date and known as:

         MTC20164-1-TQ100A-C-TR
         MTC20164-1-TQ100A-C-TP
         MTC20174-1-TQ100A-C-TR
         MTC20174-1-TQ100A-C-TP
         MTC20454-1-TQ100A-I-TR
         J454-1-TQ100A-I-TR

1.23 "Manufacturing Window" shall mean the lesser of: (i) Cycle Time plus an additional two (2) weeks, and (ii) thirteen (13) weeks.

1.24 "Maximum Amount" shall mean, with respect to each of the following Contract Periods, the following maximum amounts that Purchaser may order, and which Supplier must agree to deliver within any of the following periods:

         During the First Semester Period                 Euros 16,000,000

         During the Second Semester Period                Euros 15,000,000

         During the Third Semester Period                 Euros 17,000,000

         During the Fourth Semester Period                Euros 22,000,000

1.25 "Minimum Amount" shall mean the following cumulative minimum amounts (up to Euros 50,000,000) which Purchaser must order, and which Supplier shall deliver within any of the following periods:

         From the Effective Date through and including    Euros 3,250,000
         the last day of the First Contract Period

         From the Effective Date through and including    Euros 7,000,000
         the last day of the Second Contract Period

         From the Effective Date through and including    Euros 9,700,000
         the last day of the Third Contract Period

         From the Effective Date through and including    Euros 16,000,000
         the last day of the Fourth Contract Period

         From the Effective Date through and including    Euros 19,600,000
         the last day of the Fifth Contract Period

         From the Effective Date through and including    Euros 28,000,000
         the last day of the Sixth Contract Period

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
         From the Effective Date through and including    Euros 34,600,000
         the last day of the Seventh Contract Period

         From the Effective Date through and including    Euros 50,000,000
         the last day of the Eighth Contract Period

1.26 "Person" shall include individuals, corporations, companies, partnerships, trusts, limited liability companies and other entities.

1.27 "Products" shall mean (i) those products as listed on Schedule 1 hereto (including the Contract Periods and the prices set out therein), and
         (ii) any other products, either in Finished Form, Die Form or Wafer Form (which may include, among others, ST Telecom ASICs or AME power management integrated circuits for GSM chipset) as may be agreed in good faith by the parties hereto, such agreement to be evidenced by an amendment to Schedule 1 hereto signed by the parties hereto which identifies such new product, its price, variable costs and any variation in the terms hereof with respect to such new product; provided, however, that the aforementioned terms shall be defined for each specific product for the relevant Semester Periods.

         For the avoidance of doubt, the parties agree that in respect of the possible extension of products listed on Schedule 1 for additional Semester Periods, the parties undertake to negotiate in good faith to reach an agreement on the terms, and in particular the price. Unless the parties reach a mutual agreement on the price, there shall be no automatic extension of the terms relating to the previous Semester Periods.

1.28 "Requirement" shall mean the order by Purchaser of Products, which Supplier shall deliver prior to the expiration of the Initial Term for an aggregate Value to Supplier of at least Euros 50,000,000 (fifty million Euros) pursuant to and under the terms and conditions of this Agreement.

1.29 "Second Contract Period" shall mean the three (3) month period beginning on the calendar day immediately following the last day of the First Contract Period.

1.30 "Seventh Contract Period" shall mean the three (3) month period beginning on the calendar day immediately following the last day of the Sixth Contract Period.

1.31 "Semester Period" shall mean any six (6) month period made up of the First Contract Period plus the Second Contract Period, or the Third Contract Period plus the Fourth Contract Period, or the Fifth Contract Period plus the Sixth Contract Period, or the Seventh Contract Period plus the Eighth Contract Period.



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1.32     "Shortfall Amount" shall mean the difference between the applicable
         Minimum Amount and the cumulative Value of Products actually ordered by Purchaser for delivery within the applicable Contract Period pursuant to and under the terms and conditions of this Agreement from the Effective Date to the last day of the applicable Contract Period.

1.33 "Sixth Contract Period" shall mean the three (3) month period beginning on the calendar day immediately following the last day of the Fifth Contract Period.

1.34 "ST Telecom ASICs" means telecom ASICs currently manufactured and supplied by Purchaser as of the date hereof.

1.35 "Subsidiary" as to any party hereto shall mean any Person in which such party owns directly or indirectly more than fifty percent (50%) of the Equity Interests and more than fifty percent (50%) of the Equity Interests which are generally entitled to vote on matters submitted to holders of Equity Interests.

1.36 "Third Contract Period" shall mean the three (3) month period beginning on the calendar day immediately following the last day of the Second Contract Period.

1.37     "Value" shall mean the price of the relevant Product as reflected on
         Schedule 1; provided that, if the parties agree to amend Schedule 1 to add as a new product any wafer or die which is not in Finished Form, Value as to such wafer or die shall be the price of such wafer or die as reflected on Schedule 1, as the same may be amended, plus the packaging costs which Supplier would have paid to an outsourced subcontractor to convert the wafer or die into Finished Form.

1.38 "Wafer Form" shall mean a Product in a preliminary stage of manufacturing, which consists of a slice or slices of silicon upon which integrated circuits have been manufactured but not electrically tested.

2        AGREEMENT TO SUPPLY AND VOLUME COMMITMENTS

2.1 During the Initial Term, Supplier agrees to sell, on an exclusive basis, to Purchaser, and Purchaser agrees to order and, subject to the terms and conditions herein, to purchase from Supplier, Products in Value equal to the Requirement in accordance with the applicable Minimum and Maximum Amounts. The Products shall be in accordance with Purchaser's specifications as further provided in accordance with
         Section 7 of this Agreement. Purchaser shall not place Supplier's brand on any of its products. The Supplier may, for a transition period equal to the longer of (i) four (4) weeks following


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         the Effective Date or (ii) four (4) weeks following the date of the first purchase order delivered pursuant to this Agreement, deliver Products bearing its predecessor's (i.e. AME's) brand and trademarks which are held in inventory on the Effective Date and Purchaser shall be entitled to sell such Products using such brand and trademarks. In no event shall Purchaser acquire any rights under this Agreement to any patent, trademark, service mark or other intellectual property right of Supplier.

2.2 Purchaser will place purchase orders with Supplier for Products which Supplier must agree to deliver during each Contract Period for a Value of no less than the applicable Minimum Amount and, unless otherwise agreed, for no more than the applicable Maximum Amount for such Semester Period. Upon the parties reaching agreement to amend Schedule 1 and to add additional products thereto, Purchaser and Supplier may agree to negotiate in good faith appropriate adjustments to the Maximum Amount for any remaining Semester Periods in light of the addition of such products to the definition of Products.

2.3 Wafer manufacturing of any Products purchased by Purchaser shall at all times be manufactured by Supplier in the Foundry. It is agreed among the parties that, in the event the parties agree in writing that any Products be manufactured for Purchaser in facilities other than the facility located at Oudenaarde, Belgium being acquired by Supplier pursuant to the BPA, any Value of such Products sold to Purchaser pursuant to and in accordance with the terms and conditions of this Agreement will be counted towards fulfilling the Requirement.

2.4 Purchaser will deliver a GDSII tape to Supplier for any new product which is agreed to be added to Schedule 1 by amendment after the Effective Date (unless such new product is already manufactured in the facility located at Oudenaarde, Belgium being acquired by Supplier pursuant to the BPA). Supplier will augment the database with Supplier's frame data and contract an appropriate mask shop (to be determined by both parties) to acquire reticles. Supplier will invoice the cost of frame generation, the reticles and probe wafer to Purchaser upon delivery of the purchase order to the mask shop. Supplier will rebate back to Purchaser 100% of the mask making cost of any Product taped out with Supplier upon shipment of 1000 wafers of the Product taped out.


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3        FAILURE TO PURCHASE OR SUPPLY AGREED AMOUNTS

3.1 In the event that Purchaser believes it will be unable to purchase Products, in aggregate Value equal to the Requirement or, for any applicable Contract Period, the associated Minimum Amount, Supplier will commit to supply, and Purchaser will agree to purchase, in substitution thereof, other agreed upon products manufacturable by Supplier for prices and on terms and planning to be agreed upon by the Purchaser and Supplier. Upon reaching such agreement (as evidenced by an amendment to Schedule 1 in accordance with the provisions in section 1.27), Supplier shall use all commercially reasonable efforts to industrialise within the agreed planning such agreed new Products and to provide adequate support and engineering resources for a qualification process which is conducted as expeditiously as is commercially reasonable.

3.2 In the event that Purchaser does not order and take delivery, for any reason other than the fault of Supplier, of a Value at least equal to the applicable Minimum Amount by the last day of any Contract Period, Purchaser will pay to Supplier the Make Whole Amount by wire transfer of immediately available funds by no later than thirty (30) days after the tenth day of the calendar month following the month in which the Contract Period for which there was a Shortfall Amount ended. Notwithstanding anything to the contrary herein, the payment of the Make Whole Amount by Purchaser shall be Supplier's sole remedy and Purchaser's sole liability in case of any such Shortfall Amount and the payment of such Make Whole Amount on or before the date it is due under this Section 3.2 shall fully relieve Purchaser from all obligations with regards to such Shortfall Amount.

3.3 In the event that (i) Supplier is unable to supply Purchaser with any Products which are ordered by Purchaser in accordance with the terms and conditions of this Agreement or (ii) Supplier does not accept purchase orders issued by Purchaser if required to so accept them in accordance with the terms and conditions of this Agreement, then the Value of undelivered Products or unaccepted orders which are within the applicable Maximum Amount, or, as applicable, the accepted purchase orders in excess of such Maximum Amount, for the relevant Semester Period shall be deducted from the Requirement and the amount so deducted will be applied over each of the remaining Contract Periods in proportion to the respective Minimum Amounts of each remaining Contract Period. An example of such apportionment is attached as Schedule 6. In addition, a failure under


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         any part of subclause (i) or (ii) of this Section 3.3 shall be deemed material, and the Purchaser, acting reasonably, shall also have the right to terminate the Agreement in accordance with Section 10.2 below.

4        PRICING AND PAYMENT TERMS

4.1 Pricing for Products will be as set forth on Schedule 1 hereto, as may be amended from time to time to add additional products in accordance with the terms of this Agreement, for aggregate orders pursuant to this Agreement not exceeding Euros 50,000,000 in Products. Hot Lots for any products which the parties agree to add to Schedule 1 by amendment after the Effective Date shall be priced as follows: the first two requests for Hot Lots shall be priced at the agreed upon price for the applicable products (i.e., at no extra charge) and any subsequent Hot Lots shall be priced at 20% above the applicable price for such Product. In the event Purchaser requires Hot Lots for any of those Products listed on Schedule 1 as of the Effective Date, such Hot Lots will be priced at 20% above the applicable price for such Product. Reasonable prices will be negotiated in good faith with respect to special engineering services beyond the ordinary course of business.

4.2 All amounts payable under this Agreement will be payable in Euros, thirty (30) days after the tenth day of the calendar month immediately following the calendar month of the date of the invoice. Shipping terms shall be on an Incoterms 2000 Ex Works (EXW - AMI Oudenaarde plant or any other plant and shipping terms as may be agreed) basis. Transfer of ownership to Purchaser will occur at delivery Ex Works.

5        FORECASTS, PURCHASE ORDERS AND DELIVERY

5.1 Purchaser shall prepare in good faith and provide to Supplier on the first Business Day of each calendar month a non-binding rolling nine
         (9) month forecast (the "Forecast") by process technology of expected quantity requirements of Purchaser for Products. Supplier shall maintain capacity to satisfy Purchaser's estimated quantity requirements contained in the Forecasts; provided that, such estimated quantity requirements are within the applicable Maximum Amounts for the Semester Periods of such Forecast. In addition, Supplier shall use commercially reasonable efforts to accept orders above the Maximum Amounts but shall not be obligated to do so. Based on the Forecast, on a weekly basis Purchaser will provide a thirteen (13) week rolling forecast (the "Weekly Forecast") by Product. This Weekly Forecast will represent Purchaser's quantity requirements for Products for such thirteen week period which must be within the


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         applicable Maximum Amounts. Purchaser shall be deemed to have made and
         Supplier shall be deemed to have accepted purchase orders for Products identified in the Weekly Forecast the delivery of which can be accomplished no earlier than a Manufacturing Window commencing on the date of such Weekly Forecast is provided to Supplier.

5.2 Purchaser shall order Products hereunder by means of a Blanket Purchase Order placed on a weekly basis in accordance with Section 5.1 above. The minimum order Value per Blanket Purchase Order must be at least Euros 25,000 (excluding engineering samples). Blanket Purchase Orders shall be acknowledged by Supplier within two (2) Business Days of receipt of the Blanket Purchase Order. Once accepted by Supplier in accordance with Section 5.1 above, purchase orders shall be firm and non-cancellable; provided that, Purchaser may cancel an accepted purchase order if Purchaser reimburses Supplier for those costs set forth in Schedule 4 and associated with the work in progress related to such cancelled accepted purchase order and any such amount actually reimbursed to Supplier shall be counted towards the fulfilment of the Requirement.

5.3 In the event of any conflict between the terms or provisions of any accepted purchase order or any document provided by Supplier (x) to confirm acceptance of an order or (y) with the delivery of Products, and this Agreement, the terms of this Agreement shall prevail.

5.4 Delivery of Products shall be in accordance with the applicable accepted purchase order (which must comply with the requirements of Section 5.2 hereof). In case of any late delivery of Products by Supplier, Purchaser shall be entitled to cancel, in whole or in part, the relevant undelivered Products with no liability of Purchaser towards Supplier, and the Value of such cancelled undelivered Products shall be deducted from the Requirement, Euro for Euro, and the amount so deducted will be applied over each of the remaining Contract Periods in proportion to the respective Minimum Amounts of such remaining Contract Periods in accordance with the principles set forth in
         Schedule 6 hereto. For the purposes of this Section 5.4, delivery shall be late if delivery has not occurred prior to ten (10) calendar days (provided however that, during a transition period of four (4) months following the Effective Date, such delivery shall be late if delivery has not occurred prior to sixteen (16) calendar days) after the agreed upon delivery date (which delivery date shall be no earlier than the end of the Manufacturing Window).



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6        ACCEPTANCE OF ORDERS

6.1 If Supplier delivers Products which do not conform with the accepted purchase order, Purchaser shall be entitled to reject the non-conforming delivery within thirty (30) calendar days of delivery. If Purchaser fails to notify Supplier in accordance with this Section 6 of any non-conforming delivery within said thirty (30) days the Products will be deemed accepted.

6.2 Complaints of defects shall be made to Supplier in writing providing sufficient detail of the nature of the non-conformance of such rejected delivery. Inspection of alleged defects and returns shall be conducted in accordance with agreed procedures attached as Schedule 2 hereto.

6.3 The Products shall be deemed to be accepted if the Products are used and mixed with goods supplied from other suppliers or with other substances or such Products have been modified.

6.4 Supplier will provide Purchaser with all applicable test programs, reliability data, test and reasonable assistance and information that it may reasonably require in performing acceptance tests.

6.5 All rejected Products will be returned to Supplier at Supplier's risk and expense with Purchaser's written statement of rejection which must describe in sufficient detail the nature of the non-conformance of such rejected delivery. For the avoidance of doubt, the Value of any rejected Products under Section 6.1 shall be applied against the Requirement.

7        PRODUCT SPECIFICATIONS AND QUALITY STANDARDS

7.1 During the term of this Agreement, Supplier shall manufacture and deliver to Purchaser Products in accordance with the applicable agreed specifications of Purchaser, such specifications for each Product listed on Schedule 1 having been provided to Supplier prior to the date of this Agreement and are attached to this Agreement as Schedule 3. Prior to the addition of any product to Schedule 1 by amendment, Supplier shall review the specifications for each new product prior to agreeing to add such new product to Schedule 1.

7.2 If either party wishes to amend the specification of a Product, including, but not limited to, modifying the mask tooling, processing or testing, it shall issue an engineering change notice ("ECN") to the other party in writing detailing the amendment to the


                                     - 12 -
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         specification required. Where an ECN is issued by Purchaser, Supplier shall amend the specification in accordance with the ECN at the sole cost of Purchaser. The amended specification shall apply to all Products to which the specification apply after the date of implementation of the ECN by Supplier. Where an ECN issued by Supplier will or may affect yield, performance reliability or qualification status of Products, Supplier shall not implement such ECN until it has received Purchaser's written consent to the implementation of the ECN. Upon issue of any ECN by Purchaser, the parties shall negotiate in good faith an amendment to the price for such Product to reflect the Product as modified, such new price to be recorded in an amendment to Schedule 1 hereto.

7.3 Supplier will manufacture Products in accordance with Purchaser's quality and reliability specifications attached hereto as Schedule 2; provided, however, that the parties agree that for a limited transition period of two (2) months following the Effective Date the quality and reliability specifications in effect on the Effective Date at the facility located at Oudenaarde acquired by Purchaser under the BPA will be applicable in lieu of Purchaser's quality and reliability specifications.

7.4 Supplier shall notify Purchaser as soon as practicable, and in any event not later than one (1) Business Day, after becoming aware of any event that will materially affect quality or delivery.

8        PRODUCT WARRANTY AND SUPPLIER OBLIGATIONS

8.1 Supplier will warrant that the Products delivered to Purchaser by Supplier hereunder will meet the quality and reliability specifications required by this Agreement, and that the Products will be free from defects in material and workmanship for two (2) years from the date of delivery. If during the warranty period the Products are defective, Supplier shall be responsible for and shall promptly, at Purchaser's election, either (x) supply replacement Products or (y) refund Purchaser the price paid by Purchaser for the defective Products. The foregoing warranty shall apply to any replacement Products. The Products claimed to be defective shall be returned to Supplier at Supplier's cost and expenses. For the avoidance of doubt, the Value corresponding to any refund for defective Products made under this
         Section 8.1 shall not be required to be re-ordered to fulfil the Requirement.

8.2 The warranties contained in this Section 8 are in lieu of any and all other warranties, expressed and/or implied, including but not limited to any implied warranties of merchantability, fitness for a particular purpose, and non-infringement. Without


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         limiting the generality of the foregoing, Supplier does not warrant (x)
         the design of any Product or (y) that the Products will operate or perform in the combinations that Purchaser may select or use.

8.3 Supplier shall on a daily basis transmit information regarding work in progress for Purchaser to an FTP site agreed between the parties in the format and terminology currently existing in Supplier's information systems without any obligation of Supplier to adapt such information to Purchaser's format or terminology. For purposes of the foregoing, Supplier shall provide to Purchaser sufficient information in order to enable Purchaser to understand the file content (e.g., such information to include, without limitation, the file format, record lay out, and data definition). Further, as soon as practicable after the Effective Date, Supplier and Purchaser will work out in good faith the way to transfer such information through medium and format in line with applicable standards of the industry; provided that, the foregoing shall not be deemed to obligate the Supplier to expend any amount to effect or sustain such changes.

8.4 Supplier shall not, without Purchaser's prior written consent, sell Products to any person other than Purchaser or Purchaser's Subsidiaries. Supplier shall keep records of all production control information and summaries of production monitors for all Products for warranty and/or audit purposes for a period of twenty-four (24) months from the date of delivery of Products. At the request of Purchaser, Supplier shall forward a copy of such data to Purchaser. Supplier shall not deliver to Purchaser any Products coming from any wafer with a yield less than the scrap limit value as defined in Schedule 2 hereto.

8.5 Together with each delivery of Products to Purchaser, Supplier shall provide process control monitor data (i.e., "PCM" or control parametric test) as well as the relevant quality data defined in Schedule 2 hereto.

9        INTELLECTUAL PROPERTY

9.1 Subject to Section 11 below, Supplier shall indemnify and hold Purchaser, its Affiliates and its/their respective directors and officers (hereafter referred as "Purchaser Indemnities") harmless and shall pay all damages, costs and reasonable attorneys' fees relating to its/their defence resulting from any suit, claim, demand, action by a third party against Purchaser Indemnities based upon an allegation that the process used by Supplier to manufacture the Products infringes the intellectual property rights of a third party ("Purchaser Infringement Claim"); provided that (i) Purchaser gives written notice to Supplier within thirty (30) calendar days of notice of such Purchaser Infringement Claim and (ii) Purchaser allows Supplier at its expense through attorneys of its own choice, to exclusively defend or control the defence of any Purchaser Infringement Claim; and Purchaser assists Supplier in all reasonable aspects in such investigation and defence, and is reimbursed by Supplier for all the reasonable costs incurred in collaborating in such investigation and defence.

9.2 Supplier shall have no obligation hereunder for any Purchaser Infringement Claim which results from: (a) the combination by Purchaser of the Product with other products if such infringement would not have arisen but for the combination; (b) the modification of the Product by parties other than Supplier; (c) the Design; (d) Purchaser's intellectual property rights embedded in the Product except to the extent the infringement is caused by the modification made by Supplier of Purchaser's intellectual property rights and (e) the ST Technology (as this term is defined in that certain Transfer and License Agreement executed the same date herewith between Purchaser and Supplier) licensed by the Supplier from the Purchaser pursuant to such Transfer and License Agreement.

9.3 Subject to Section 11 below, Purchaser shall indemnify and hold Supplier, its Affiliates and its/their respective directors and officers (hereafter referred as "Supplier Indemnities") harmless and shall pay all damages, costs and reasonable attorneys' fees relating to its/their defence resulting from any suit, claim, demand, action by a third party against Supplier Indemnities based upon an allegation that Purchaser's intellectual property rights embedded in a Product or the Designs infringes the intellectual property rights of a third party ("Supplier Infringement Claim"); provided that: (i) Supplier gives written notice to Purchaser within thirty (30) calendar days of notice of such Supplier Infringement Claim; and (ii) Supplier allows Purchaser at its expense through attorneys of its own choice, to exclusively defend or control the defence of any Supplier Infringement Claim; and Supplier assists Purchaser in all reasonable aspects in such investigation and defence, and is reimbursed by Purchaser for all the reasonable costs incurred in collaborating in such investigation and defence.

9.4 Sections 9.1 and 9.3 state the entire liability of Supplier and Purchaser and the exclusive remedy of Supplier and Purchaser with respect to any and all infringement claims. Except as expressly stated in this Section, all warranties of non-infringement of any intellectual property rights are hereby disclaimed by each party.

9.5 All intellectual property rights in and to the Designs belong to Purchaser.

9.6 All intellectual property rights in and to any masks generated by Supplier under this Agreement from Purchaser's databases shall belong to Purchaser.

9.7 All intellectual property rights in and to improvements or modifications made by Supplier to test tapes and Designs shall belong to Purchaser.

9.8 Purchaser grants to Supplier a non-exclusive, irrevocable, license to use the Designs and Purchaser's Confidential Information (as defined below) to manufacture, and sell the Products exclusively for Purchaser.

10       TERM AND TERMINATION

10.1 The term of this Agreement shall be the Initial Term unless terminated earlier in accordance with the provisions of this Section 10.

10.2 In the event of any material breach of a material provision (other than late delivery of any Product, for which the sole remedy of Purchaser is specified in Section 5.4 above) by any party hereto, which is not cured within thirty (30) days of the non-breaching party delivering notice thereof to the breaching party (such notice specifically identifying the breach), the non-breaching party shall have, without prejudice to its other rights or remedies, the right either to terminate this Agreement or to terminate any accepted purchase order. Further, unless otherwise specifically agreed in writing between the parties, in the event that Supplier is not able or not willing to manufacture Products (in whole or in part) out of its facility located at Oudenaarde, Belgium (i.e., that facility being acquired by Supplier pursuant to the BPA), Purchaser shall have the right, without prejudice to its other rights or remedies, to terminate this Agreement.

10.3 In the event this Agreement shall be terminated by Purchaser pursuant to Section 10.2 the purchase orders issued by Purchaser and accepted by Supplier before the effective date of termination will be fulfilled by Supplier in accordance with the relevant terms and conditions of this Agreement. If only an accepted purchase order is terminated, only such accepted purchase order shall be terminated and not the entire Agreement.

10.4 Notwithstanding any other provision contained in this Agreement to the contrary, upon the purchase by Purchaser of the Requirement and full, final and indefeasible payment therefore having been received by Supplier, this Agreement shall automatically terminate and the purchase obligations of Purchaser and the supply obligations of Supplier hereunder shall automatically terminate; provided that, such termination shall not affect any rights or remedies that a party may have prior to said termination.

10.5 Upon termination or expiration of this Agreement the provisions of Sections 1, 8, 9, 10, 11, 13, 14, 16, 17, 18, 20, 21 and 23 shall survive any such termination.

11       LIMITATION OF LIABILITY

11.1 Except with respect to Section 13, to the maximum extent permitted by applicable law, under no circumstances and under no legal theory whether in tort (including negligence) contract or otherwise shall any party be liable to the other party for any special, indirect, incidental or consequential damages (including, without limitation, lost profits) incurred by the other party hereto resulting from or arising out of or in connection with an accepted purchase order, a delivery hereunder or this Agreement even if the other party has been informed of the possibility of these damages. Notwithstanding the foregoing, the total liability of the Supplier hereunder shall not exceed Euros 50,000,000.

12       FORCE MAJEURE

12.1 Supplier and Purchaser shall not be liable for the non-performance of any of their obligations hereunder, if and to the extent only that such non-performance is caused by an event of force majeure, which means acts of God, war, war-like condition, embargoes, riots, strikes and other unforeseen events beyond their reasonable control and which cannot be prevented; provided that, no general change in Purchaser's financial condition or results of operations or in general economic conditions nor a reduction of Purchaser's customers' orders shall be a force majeure event for Purchaser. To the extent possible, in the event that such failure or delay occurs, the affected party shall notify in writing the other party of the occurrence thereof as soon as possible and the parties shall discuss the best way to resolve the event of force majeure.

12.2 Delivery of all affected Products shall be made on a revised delivery date (to be mutually agreed upon), that shall, at least, take into account the delay incurred.

12.3 By reason solely of force majeure neither Supplier nor Purchaser shall have any claim for relief or other damages (including, without limitation, by operation of Section 5.4) against the other party in respect of such delay in performance or non-performance and the obligations under this Agreement of each of Supplier and Purchaser shall be suspended for the duration of such force majeure.

13       CONFIDENTIALITY

13.1 During the term of this Agreement, either party may disclose Confidential Information to the other one. In such case, the following provisions shall apply. Confidential Information means the terms of this Agreement, the Designs, as well as any proprietary information and data of either party, contained in written or tangible form, which is marked with "Internal Use Only", "Proprietary", "Confidential", or with other similar words. One party's ("Disclosing Party") Confidential Information shall also include its confidential information and data orally disclosed to the other party ("Receiving Party") if: a reasonable summary of the same is reduced to a writing and marked with "Proprietary", "Confidential", or with other similar words and the writing is delivered to the Receiving Party within thirty
         (30) days of the first disclosure to the Receiving Party. However, Confidential Information shall not include any data or information which:

13.1.1   is or becomes publicly available through no fault of the Receiving
         Party;

13.1.2 is already in the rightful possession of the Receiving Party prior to its receipt of such data or information;

13.1.3   is independently developed by the Receiving Party;

13.1.4 is rightfully obtained by the Receiving Party from a third party or in the public domain;

13.1.5   is disclosed with the written consent of the Disclosing Party; or

13.1.6 is disclosed pursuant to a valid order or other legal compulsion of a court or other government body; provided, however, that Receiving Party shall, to the extent possible: (i) prior to such disclosure promptly notify Disclosing Party of the requirement and give Disclosing Party the opportunity to object; (ii) upon disclosure inform the body to which the Confidential Information is disclosed of its confidential status and shall seek to obtain confidential treatment of such Confidential Information by such body; and (iii) disclose only such Confidential Information as is strictly required by such order.

13.2 Each party undertakes to use the same degree of care as it uses with respect its own information of a similar nature to avoid disclosing the Confidential Information received from the other party unless the Disclosing Party previously consented in writing to such disclosure. Notwithstanding the foregoing, the Receiving Party shall, during the term of this Agreement, and for a period of three (3) years from the termination or expiration of this Agreement, hold all Confidential Information of the Disclosing Party received, in confidence.

13.3 The parties shall not use the Confidential Information for purposes other than for the purpose of this Agreement.

13.4 Either party may disclose any Confidential Information to its and its Affiliates' employees having the reasonable need for access to such Confidential Information in connection with or during the performance of this Agreement or their employment responsibilities and the parties shall ensure that such employees comply with the provisions of this Section.

13.5 Upon termination or expiration of this Agreement, either party shall return to the other party all Confidential Information, whether in written, documentary or other form, as well as computer programs, software and technical drawings other than any Confidential Information that is required to be retained under applicable law or which is necessary to defend against or prosecute any claim hereunder.

13.6 Neither party shall in any manner disclose to third parties, advertise or publish the fact it has entered into or the terms of this Agreement except by the express written consent of the other party.

13.7 Notwithstanding the foregoing, either party may disclose the fact of entering into this Agreement and its terms (i) to its advisors or to any Person providing it with finance, subject to such Person agreeing to keep such information confidential, or (ii) in any prospectus, offering memorandum or other similar document.

14       GOVERNING LAW

14.1 This Agreement shall be governed and construed in accordance with the laws of the Republic of France, without giving effect to the conflict of laws rules thereof.

14.2 Any dispute arising out of this Agreement shall be conducted in accordance with clauses 27.2 through 27.10, inclusive, of the BPA.

15       INDEPENDENT CONTRACTORS

15.1 The relationship of the parties is that of independent contractors, and no party will incur any debts or make any commitments for the other party. Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint venturers, co-partners, employer/ employee or principal and agent.

16       ENTIRE AGREEMENT; AMENDMENT

16.1 This Agreement is the entire understanding between the parties with respect to the subject matter hereof and supersedes any prior contracts, agreements or understandings (oral or written) of the parties (including the term sheet attached to the Letter of Intent dated April 15, 2002 between Purchaser and AMI) with respect to the subject matter hereof. No part of this Agreement may be amended, altered or otherwise modified unless done so in a writing duly executed by all the parties to this Agreement.

17       NOTICES

17.1 Unless otherwise indicated differently, all legal notices, requests, information or demands which any party may desire or may be required to give to the other party under this Agreement, shall be in writing and in the English language and shall be personally delivered or sent via telecopy, internationally recognised courier service (such as Federal Express or DHL) or first class certified registered mail, postage prepaid return receipt requested, and sent to the party at its address appearing below or such other address as either party shall subsequently inform the other party by written notice given as described above:

17.1.1   If to Purchaser:

         STMicroelectronics

         ICC Bloc A

         Route de Pre-Bois 20

         1215 Geneva 15

         Switzerland

         Phone:

         Fax: +41 22 929 5878

         Attention: General Counsel

17.1.2   If to Supplier:

         AMI Semiconductor Belgium BVBA

         Westerring 15

         B-9700 Oudenaarde

         Belgium

         Phone: 1.208.233.4690

         Phone:

         Fax:

         Attention: Chief Financial Officer

         With copy to:

         Dechert

         2 Serjeants' Inn

         London EC4Y 1LT

         Phone: 44.207.583.5353

         Fax: 44.207.353.3683

         Attention: Brian M. McCall, Esq.

17.1.3   If to AMI:

         AMI Semiconductor Inc.

         2300 Buckskin Road

         Pocatello, Idaho 83201

         USA Phone: 1.208.233.4690

         Fax: 1.208.234.6796

         Attention: Chief Financial Officer

         With a required copy to:

         Dechert

         2 Serjeants' Inn

         London EC4Y 1LT

         Phone: 44.207.583.5353

         Fax: 44.207.353.3683

         Attention: Brian M. McCall, Esq.

17.2 For Technical Information and information relative to purchase orders each party agrees to nominate the following representatives to monitor the evolution of the Agreement and to receive information and communications other than legal notices:

         For Supplier:

         Name: Steve Boderck

         Title: Director of European Operations

         Address: Lilienhalster Za 853999 Hallbergmoof, Germany

         Phone: +49 811 999 3622

         Fax: +49 811 999 3655

         E-mail: steveboderck@amis.com

         For Purchaser:

         Guy Dubois / Jean-Pierre Crest

         Wafer Foundry Organization

         STMicroelectronics, 12 rue Jules Horowitz, 38000 Grenoble, France

         Phone: + 334 765 85 075

         Fax: + 334 765 85 654

         E-mail: guy.dubois@st.com

17.3 All notices, requests, information or demands so given shall be deemed effective upon receipt or, if mailed, upon receipt or the expiration of the third day following the date of mailing, whichever occurs first, except that any notice of change in address shall be effective only upon receipt by the party to whom the notice is addressed.

18       SEVERABILITY

18.1 In the event any provision of this Agreement conflicts with the law under which this Agreement is to be construed, such provision shall be deleted from the Agreement, and the Agreement shall be construed to give effect to the remaining provisions thereof.

19       ASSIGNMENT

19.1 No party may assign this Agreement without the prior written consent of the other party hereto; provided that, Supplier may (x) assign the right to any payment obligation ("cession de creance") under this Agreement to any Person providing Supplier or any of its Affiliates with financing in connection with the transaction contemplated by the BPA or (y) assign this Agreement to any Person who acquires substantially all of the assets and business of Supplier. This Agreement is binding upon and will inure to the benefit of the respective parties hereto and their respective successors and permitted assigns.

20       WAIVER

20.1 A waiver of any term, provision or condition of, or consent granted under, this Agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

21       GUARANTY

21.1 In consideration for and to induce Purchaser to enter into this Agreement, AMI hereby guarantees to Purchaser the payment of all amounts due from Supplier to Purchaser, if any, and the performance of all other obligations of Supplier, whether now existing or hereafter arising, pursuant to this Agreement.

22       COUNTERPARTS

22.1 This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

23       SUBSIDIARIES

23.1 Supplier acknowledges that Purchaser conducts its business in whole or in part through its Subsidiaries. Accordingly, Supplier agrees that the rights and benefit granted by Supplier through this Agreement shall inure to Purchaser and Purchaser's Subsidiaries and that Purchaser's Subsidiaries shall be entitled to order Products and Supplier shall be permitted to sell Products to Purchaser's Subsidiaries to the same extent as Purchaser and such orders shall be counted towards the fulfilment of the Requirement.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.

STMicroelectronics, N.V.


By:
Name:
Title:

AMI Semiconductor Belgium BVBA

By:
Name:
Title:

AMI Semiconductor Inc. (to acknowledge and accept the terms of Section 21 of this Agreement)


By:
Name:
Title:

                                   SCHEDULE 1

                                     PART A
            PRICE PER FINISHED, PACKAGED, TESTED AND PACKED PRODUCTS

During the First and the Second Contract Period

       AFE PART NUMBER                           PRICE PER AFE PRODUCTS
       ---------------                           ----------------------
MTC20164-1-TQ100A-C-TR                                 2.42 EURO
MTC20164-1-TQ100A-C-TP
MTC20174-1-TQ100A-C-TR                                 2.42 EURO
MTC20174-1-TQ100A-C-TP
MTC20454-1-TQ100A-I-TR                                 3.40 EURO
J454-1-TQ100A-I-TR
PBMB-1-MB100C-U-TP                                     1.65 EURO
MTC20154-1-TQ64A-C-TP                                  1.40 EURO

During the Third and Fourth Contract Period

       AFE PART NUMBER                           PRICE PER AFE PRODUCTS
       ---------------                           ----------------------
MTC20164-1-TQ100A-C-TR                                 2.15 EURO
MTC20164-1-TQ100A-C-TP
MTC20174-1-TQ100A-C-TR                                 2.15 EURO
MTC20174-1-TQ100A-C-TP
MTC20454-1-TQ100A-I-TR                                 3.30 EURO
J454-1-TQ100A-I-TR

During the Fifth and Sixth Contract Period

       AFE PART NUMBER                           PRICE PER AFE PRODUCTS
       ---------------                           ----------------------
MTC20164-1-TQ100A-C-TR                                 2.10 EURO
MTC20164-1-TQ100A-C-TP
MTC20174-1-TQ100A-C-TR                                 2.10 EURO
MTC20174-1-TQ100A-C-TP
MTC20454-1-TQ100A-I-TR                                 3.20 EURO
J454-1-TQ100A-I-TR

During the Seventh and Eighth Contract Period

       AFE PART NUMBER                           PRICE PER AFE PRODUCTS
       ---------------                           ----------------------
MTC20164-1-TQ100A-C-TR                                 2.05 EURO
MTC20164-1-TQ100A-C-TP
MTC20174-1-TQ100A-C-TR                                 2.05 EURO
MTC20174-1-TQ100A-C-TP
MTC20454-1-TQ100A-I-TR                                 3.10 EURO
J454-1-TQ100A-I-TR

The above Schedule 1 is effective as of the Effective Date. It may be amended and/or supplemented from time to time by mutual agreement between the parties and in accordance with the provisions set forth in this Agreement.

                                     PART B
                            PRODUCTS IN DIE FORM ONLY

During the Third and Fourth Contract Period

PRODUCT                                      MAXIMUM PRICE
-------                                      -------------
PBMB-1                                       1.20 EURO
MTC20154-1                                   1.25 EURO

The above Schedule 1 is effective as of the Effective Date. It may be amended and/or supplemented from time to time by mutual agreement between the parties and in accordance with the provisions set forth in this Agreement.

                                   SCHEDULE 2

               PURCHASER'S QUALITY AND RELIABILITY SPECIFICATIONS

         (TO BE PROVIDED IN DUE COURSE TOGETHER WITH AGREED VARIATIONS)

     SPECIFICATION                                    DESCRIPTIVE TITLE
     -------------                                    -----------------
        7178219             silicon foundry general requirements
     0076604 (262)          process qualification and release to production
     0080526 (313)          definition and management of non conforming lots in front-end operations
        7177610             visual inspection at wafer fab and EWS outgoing
        0115373             acceptance rules at parametric test
        7326076             customer action request and return of defective material for silicon foundries
        0018694             site code definition and product marking
        0072304             Laser marking of flatted or notched silicon wafers
        7183955             collective wafer packing
      7377224(*)            wafer scrap limit and defectivity for silicon foundries
     0076719 (213)          subcon qualification and audit
     0073560 (261)          mixing prevention
     0076600 (255)          Calibration
     0076616 (243)          Traceability
    0091650 (2510)          E.S.D
    0107363 (2616)          definition and management of non conforming lots in back-end operations
     0076595 (242)          electrical testing of finished products
        0063181             electrical testing transfer
        0019155             QC gate acceptance criteria
        0046953             QFP IPC & final product V&M criteria
        0018968             packing acceptance
        0031932             Tape & reel
        0033575             damp-proof packing for smd
        0103700             TPA testing low yield limits
        0044316             Non standard packing

                                   SCHEDULE 3

                             PRODUCT SPECIFICATIONS

                                   SCHEDULE 4

                        CANCELLATION COSTS (SECTION 5.2)

Cancellation costs - calculation formula:

Cancellation costs referred to in section 5.2 of this Agreement, shall be calculated as follows:

                     CF = ([CS divided by TS] x [P - R]) + R



And, for the purposes of the foregoing:

"CF" means the cancellation costs payable by Purchaser

"CS" means the number of completed manufacturing steps as the date of cancellation

"TS" means the total number of manufacturing steps required to produce the wafer had not been any cancellation

"P" means the agreed purchase price of the wafer

"R" means the raw wafer cost incurred by Supplier

                                   SCHEDULE 5

                                   CYCLE TIME

(1). As of the Effective Date, the Cycle Time shall be as follows:

         For Products in Wafer Form:

         2 day per mask layer standard lots

         1.3 day per mask layer for hot lots

         For Products in Finished Form: 12 weeks.

(2). Supplier agrees to work in good faith to improve the Cycle Time described in paragraph 1 above.

(3). The parties shall meet on a quarterly basis, or more often as may be mutually agreed, to evaluate the performances and to develop mutually acceptable objectives for the continuous improvement of the Cycle Time.

                                   SCHEDULE 6

     EXAMPLE OF APPORTIONMENT OF REDUCTION OF REQUIREMENT UNDER SECTION 3.3

If, during the Sixth Contract Period, Supplier is unable to supply or did not accept purchase orders issued by Purchaser for Euros 10,000,000 (in Value) of Products which were ordered by Purchaser in accordance with the terms and conditions of this Agreement, such amount will be deducted over the Seventh Contract Period and the Eighth Contract Period Minimum Amount as follows:

1.       Minimum Amount for the Seventh Contract Period is reduced by Euros
         3,000,000

              Computed as follows: 10,000,000 x [34.6 - 28]/[50-28]

2.       Minimum Amount for the Eighth Contract Period is reduced by Euros
         7,000,000

               Computed as follows: 10,000,000 x [50-34.6]/[50-28]